UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): December 16, 2013

Entia Biosciences, Inc.

 (Exact name of registrant as specified in charter)

Commission File Number:  000-52864

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13565 SW Tualitin-Sherwood Road #800 Sherwood, Oregon	97140
(Address of principal executive offices)	(Zip Code)

(503) 334-3575
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 17, 2013, Entia Biosciences entered into a Promissory Note with Philip Sobol, M.D., a member of the board of directors of Entia, under which Dr. Sobol is lending Entia $40,000 with no interest for a period up to March 30, 2014.  The note is secured by an invoice receivable in the amount of $44,198 and the maturity date of the note will be accelerated upon full payment of that invoice.  The note is convertible into common stock at $0.65 per share during the term of the note.  In conjunction with the note, Dr. Sobol has been issued a common stock purchase warrant to purchase 20,000 shares of common stock at $0.65 per share, which warrants will vest on March 30, 2014.

On December 17, 2013, Entia entered into an Asset Purchase Agreement with Noah’s Nutritionals, Inc. under which Noah’s Nutritional (also known as Funguys, LLC) will transfer all rights and property relating to four pet supplement brands (EquiSANO, D is for Dogs, Noah’s Nutritionals, and Mycella) to Entia in return for forgiveness of an account payable in the amount of $81,925 owed by Noah’s Nutritionals/Funguys, LLC.  In addition, Entia will issue to Noah Nutritionals 200,000 shares of restricted common stock and a five year warrant to purchase 150,000 shares at $0.70 per share.

Item 5.07  Submission of Matters to a Vote of Security Holders

On December 16, 2013 the Entia Biosciences, Inc. 2013 Annual Meeting of Stockholders was held.  The three incumbent directors were re-elected and the increase in the authorized shares underlying our 2010 Stock Incentive Plan by 1.5 million shares was approved.  The actual vote totals for each proposal are disclosed in the table below.

ENTIA BIOSCIENCES, INC
December 16, 2013 Results
Measure 1: (Election of Directors)
FOR ALL	WITHHELD ALL	ALL EXCEPT
5,767,739	0	0

Measure 2: (2010 Stock Incentive Plan Share Increase)
FOR	AGAINST	ABSTAIN
5,893,989	0	0

At a meeting of our board of directors on December 17, 2013, the current executive officers were re-appointed.

Item 9.01. Exhibits.  Financial Statements and Exhibits

(c)

Exhibits

10.1

Promissory Note dated December 17, 2013

10.2

Asset Purchase Agreement dated December 17, 2013 between Entia

Biosciences, Inc. and Noah’s Nutritionals/Funguys, LLC

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTIA BIOSCIENCES, INC. (Registrant)

Date: December 19, 2013	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D. President, CEO and Acting CFO